Exhibit 99.1

NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Reports First Quarter 2016 Results
First quarter highlights:
•Consolidated sales of $1.8 billion
•Operating profit of $69.5 million
•Earnings per diluted share of $0.77

•	Free cash flow of $75.0 million, or 217% of net income

PITTSBURGH, April 28, 2016/PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, announces its results for the first quarter of 2016.
Mr. John J. Engel, WESCO’s Chairman, President and CEO, commented, “In line with our expectations, our first quarter sales declined 2%, reflecting continued weakness in commodity-driven end markets and foreign exchange headwinds. Organic sales were down 7%, with the U.S. and Canada down 6% and 11%, respectively. While the top line remains pressured overall, the benefits of ongoing cost reduction and organizational streamlining actions partially mitigated the impact of lower sales on earnings per share. Free cash flow remained strong and exceeded 200% of net income, allowing us to maintain our leverage ratio at 3.8 times EBITDA, in line with our expectations following the completion of our acquisition of Atlanta Electrical Distributors during the first quarter. With continued strong cash generation, we expect to reduce our leverage ratio back within our target range in the near term. Based upon our first quarter results, we reaffirm our full year expectations of sales in the range of flat to down 5%, EPS of $3.75 to $4.20 per diluted share, and free cash flow generation of at least 90% of net income.”
The following are results for the three months ended March 31, 2016 compared to the three months ended March 31, 2015:

•
Net sales were $1,776.0 million for the first quarter of 2016, compared to $1,816.3 million for the first quarter of 2015, a decrease of 2.2%. Normalized organic sales decreased 6.7%; foreign exchange rates negatively impacted sales by 2.6%, and were partially offset by the positive impacts from acquisitions and number of workdays of 3.9% and 3.2%, respectively.

•	Gross profit was $355.2 million, or 20.0% of net sales, for the first quarter of 2016, compared to $367.7 million, or 20.2% of net sales, for the first quarter of 2015.

•
Selling, general and administrative ("SG&A") expenses were $269.3 million, or 15.2% of net sales for the first quarter of 2016, compared to $264.6 million, or 14.6% of net sales, for the first quarter of 2015.

•
Operating profit was $69.5 million for the current quarter, compared to $87.2 million for the first quarter of 2015. Operating profit as a percentage of net sales was 3.9% for the first quarter of 2016, compared to 4.8% for the first quarter 2015.

•
Interest expense for the first quarter of 2016 was $18.8 million, compared to $20.9 million for the first quarter of 2015. Non-cash interest expense for the first quarter of 2016 and 2015, which includes amortization of debt discounts and deferred financing fees, interest related to uncertain tax positions, and accrued interest, was $3.7 million and $5.4 million, respectively.

•
The effective tax rate for the current quarter was 31.9%, compared to 29.4% for the prior year first quarter. The Company recognized a discrete item in the first quarter of 2016 related to the settlement of an outstanding tax matter, which increased the effective tax rate by 3.4 percentage points.

Exhibit 99.1

•	Net income attributable to WESCO International, Inc. of $36.0 million for the current quarter was down 23.4% from $47.0 million for the prior year quarter.

•
Earnings per diluted share for the first quarter of 2016 was $0.77 per share, based on 46.8 million diluted shares, compared to $0.90 per share in the first quarter of 2015, based on 52.2 million diluted shares.

•	Free cash flow for the first quarter of 2016 was $75.0 million, or 217% of net income, compared to $85.1 million, or 182% of net income for the first quarter of 2015.
Mr. Engel continued, “We remain focused on executing our One WESCO strategy to deliver above-market sales growth, improve profitability, generate strong cash flow, and increase shareholder value. Our value proposition provides customers with the comprehensive product and service solutions they need to meet their MRO, OEM, and capital project management requirements. The free cash flow generation capability of our business supports continued investment in our growth initiatives, including acquisitions, where our pipeline remains robust and we see excellent ongoing opportunities to strengthen our electrical core and broaden our portfolio of products and services.”

Webcast and Teleconference Access
WESCO will conduct a webcast and teleconference to discuss the first quarter earnings as described in this News Release on Thursday, April 28, 2016, at 11:00 a.m. E.T. The call will be broadcast live over the Internet and can be accessed from the Company's Website at http://www.wesco.com. The call will be archived on this Internet site for seven days.

WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) product, construction materials, and advanced supply chain management and logistic services. 2015 annual sales were approximately $7.5 billion. The Company employs approximately 9,300 people, maintains relationships with over 25,000 suppliers, and serves over 80,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities. WESCO operates nine fully automated distribution centers and approximately 500 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Mary Ann Bell, Vice President, Investor Relations
WESCO International, Inc. (412) 454-4220, Fax: (412) 222-7409
http://www.wesco.com

Exhibit 99.1

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2016		March 31, 2015
Net sales	$1,776.0		$1,816.3
Cost of goods sold (excluding	1,420.8	80.0%	1,448.6	79.8%
depreciation and amortization below)
Selling, general and administrative expenses	269.3	15.2%	264.6	14.6%
Depreciation and amortization	16.4		15.9
Income from operations	69.5	3.9%	87.2	4.8%
Interest expense, net	18.8		20.9
Income before income taxes	50.7	2.9%	66.3	3.7%
Provision for income taxes	16.2		19.5
Net income	34.5	1.9%	46.8	2.6%
Net loss attributable to noncontrolling interests	(1.5)		(0.2)
Net income attributable to WESCO International, Inc.	$36.0	2.0%	$47.0	2.6%

Earnings per diluted common share	$0.77		$0.90
Weighted-average common shares outstanding and common
share equivalents used in computing earnings per diluted
share (in millions)	46.8		52.2

Exhibit 99.1

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	March 31, 2016	December 31, 2015
Assets
Current Assets
Cash and cash equivalents	$147.8	$160.3
Trade accounts receivable, net	1,091.5	1,075.3
Inventories, net	844.1	810.1
Current deferred income taxes (1)	—	8.5
Other current assets	191.0	203.4
Total current assets	2,274.4	2,257.6
Other assets (2)	2,416.4	2,312.2
Total assets	$4,690.8	$4,569.8

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$734.9	$715.5
Current debt and short-term borrowings	49.5	44.3
Other current liabilities	198.9	188.0
Total current liabilities	983.3	947.8

Long-term debt (2)	1,391.2	1,439.1
Other noncurrent liabilities	422.8	409.0
Total liabilities	2,797.3	2,795.9

Stockholders' Equity
Total stockholders' equity	1,893.5	1,773.9
Total liabilities and stockholders' equity	$4,690.8	$4,569.8

(1)
The Company early adopted Accounting Standards Update (ASU) 2015-17, Balance Sheet Classification of Deferred Taxes, on a prospective basis during the first quarter of 2016. This guidance requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet.

(2)
The Company adopted ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, and ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, on a retrospective basis during the first quarter of 2016. These ASUs simplify the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. As a result of adopting this guidance, the Company reclassified approximately $17.7 million of deferred financing fees from other noncurrent assets to long-term debt in the balance sheet as of December 31, 2015.

Exhibit 99.1

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Operating Activities:
Net income	$34.5	$46.8
Add back (deduct):
Depreciation and amortization	16.4	15.9
Deferred income taxes	6.5	7.9
Change in trade receivables, net	10.6	9.7
Change in inventories	(17.5)	(13.2)
Change in accounts payable	3.2	20.6
Other	24.9	2.4
Net cash provided by operating activities	78.6	90.1

Investing Activities:
Capital expenditures	(3.6)	(5.0)
Acquisition payments	(50.3)	—
Other	(8.2)	0.8
Net cash used in investing activities	(62.1)	(4.2)

Financing Activities:
Debt borrowings, net of repayments	(46.3)	(19.4)
Equity activity, net	(0.5)	(27.7)
Other	12.0	(6.7)
Net cash used in financing activities	(34.8)	(53.8)

Effect of exchange rate changes on cash and cash equivalents	5.8	(6.0)

Net change in cash and cash equivalents	(12.5)	26.1
Cash and cash equivalents at the beginning of the period	160.3	128.3
Cash and cash equivalents at the end of the period	$147.8	$154.4

Exhibit 99.1

NON-GAAP FINANCIAL MEASURES

This earnings release includes certain non-GAAP financial measures. These financial measures include normalized organic sales growth, gross profit, financial leverage and free cash flow. The Company believes that these non-GAAP measures are useful to investors in order to provide a better understanding of the Company's organic growth trends, capital structure position and liquidity on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

Exhibit 99.1

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions, except sales growth data)
(Unaudited)

	Three Months Ended
Normalized Organic Sales Growth - Year-Over-Year:	March 31, 2016	March 31, 2015

Change in net sales	(2.2)%	0.3%
Impact from acquisitions	3.9%	1.2%
Impact from foreign exchange rates	(2.6)%	(2.5)%
Impact from number of workdays	3.2%	(1.6)%
Normalized organic sales growth	(6.7)%	3.2%
Note: Normalized organic sales growth is provided by the Company as an additional financial measure to provide a better understanding of the Company's sales growth trends. Normalized organic sales growth is calculated by deducting the percentage impact from acquisitions, foreign exchange rates and number of workdays from the overall percentage change in consolidated net sales.

	Three Months Ended
Gross Profit:	March 31, 2016	March 31, 2015

Net sales	$1,776.0	$1,816.3
Cost of goods sold (excluding depreciation and amortization)	1,420.8	1,448.6
Gross profit	$355.2	$367.7
Gross margin	20.0%	20.2%
Note: Gross profit is provided by the Company as an additional financial measure. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. This amount represents a commonly used financial measure within the distribution industry. Gross margin is calculated by dividing gross profit by net sales.

Exhibit 99.1

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(Unaudited)

	Twelve Months Ended
Financial Leverage:	March 31, 2016	December 31, 2015

Income from operations	$356.1	$373.7
Depreciation and amortization	65.4	65.0
EBITDA	$421.5	$438.7

	March 31, 2016	December 31, 2015
Current debt and short-term borrowings	$49.5	$44.3
Long-term debt	1,391.2	1,439.1
Debt discount and deferred financing fees(1)	180.2	182.0
Total debt	1,620.9	1,665.4

Financial leverage ratio	3.8	3.8

(1)	Long-term debt is presented in the condensed consolidated balance sheets net of deferred financing fees and debt discount related to the convertible debentures and term loan.
Note: Financial leverage is a non-GAAP financial measure provided by the Company to illustrate its capital structure position. Financial leverage ratio is calculated by dividing total debt, including debt discount, by EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization.

	Three Months Ended
Free Cash Flow:	March 31, 2016	March 31, 2015

Cash flow provided by operations	$78.6	$90.1
Less: Capital expenditures	(3.6)	(5.0)
Free cash flow	$75.0	$85.1
Percent of net income	217%	182%
Note: Free cash flow is provided by the Company as an additional liquidity measure. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund the Company's financing needs.